Exhibit (a)(1)(G)
Form of Summary Advertisement
     This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is being made solely by the Offer to Purchase, dated December 18, 2007, and the related Letter of Transmittal, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by Morgan Stanley & Co. Incorporated or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the associated Preferred Stock Purchase Rights)
of
Genesis Microchip Inc.
at
$8.65 Net Per Share
by
Sophia Acquisition Corp.,
a wholly owned subsidiary of
STMicroelectronics N.V.
     Sophia Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of STMicroelectronics N.V., a limited liability company organized under the laws of the Netherlands, with its corporate seat in Amsterdam, the Netherlands (“Parent”), is offering to purchase all the shares of common stock, par value $0.001 per share (the “Common Stock”) of Genesis Microchip Inc., a Delaware corporation (the “Company”), including the associated preferred stock purchase rights (the “Rights” and together with the Common Stock, the “Shares”), that are issued and outstanding for $8.65 per Share, net to the seller in cash, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 18, 2007 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”). Following the Offer, Purchaser intends to effect the Merger described below.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
ON JANUARY 16, 2008, UNLESS THE OFFER IS EXTENDED.

     The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that shall constitute a majority of the sum of (a) all Shares outstanding as of the scheduled expiration of the Offer, and (b) all Shares issuable upon the exercise, conversion or exchange of all Company stock options and other rights to acquire Shares outstanding as of the scheduled expiration of the Offer, less (c) any Shares issuable upon the exercise of any Company stock option (x) not exercisable on or prior to May 15, 2008 or (y) with an exercise price greater than $10.50 per Share (the majority of such sum, the “Minimum Condition”) and (ii) any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the antitrust laws of the People’s Republic of China, the Federal Republic of Germany, the Republic of Hungary and the Republic of Korea having expired or been terminated prior to the expiration of the Offer. The Offer is also subject to the other conditions described in the Offer to Purchase. The Offer is not conditioned upon Parent or Purchaser obtaining financing prior to the expiration of the Offer.
     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 10, 2007 (the “Merger Agreement”), among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver of the conditions to the Merger set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), Purchaser will be merged with and into the Company (the “Merger”). As a result of the Merger, the Company will continue as the surviving corporation (the “Surviving Corporation”) and will become a wholly owned subsidiary of Parent. At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company) will be canceled and converted automatically into the right to receive $8.65 in cash, or any higher price that may be paid per Share in the Offer, less any applicable withholding taxes and without interest, except for Shares held by stockholders who demand and perfect appraisal rights under Delaware Law, which Shares shall be converted into the right to receive the appraised value of such Shares in accordance with Delaware Law.
     The Board of Directors of the Company has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, are fair to and in the best interests of the holders of Shares, has approved and authorized the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, and recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.
     Tendering stockholders who have Shares registered in their names and who tender directly to Mellon Investor Services LLC (the “Depositary”) will not be charged brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult with that institution as to whether it charges any service fees.

     For purposes of the Offer (including during any Subsequent Offering Period (as defined below)), Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment. In all cases (including during any Subsequent Offering Period), Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase) pursuant to the procedure set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 2 of the Offer to Purchase) and (iii) any other documents required under the Letter of Transmittal.
     If any condition to the Offer is not satisfied at a scheduled expiration date, Purchaser is obligated to extend the Offer for successive periods of up to ten business days until such time as either (i) all of the conditions to the Offer have been satisfied or waived or (ii) the Merger Agreement is terminated pursuant to the provisions thereof, as described in Section 1 of the Offer to Purchase. The Purchaser is also obligated to extend the Offer for any period as may be required by applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), or the staff thereof, or of the NASDAQ Global Market, applicable to the Offer. If Purchaser extends the Offer, Purchaser will inform the Depositary of that fact, and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder’s Shares.
     Purchaser may provide for a subsequent offering period in connection with the Offer. If Purchaser does provide for such subsequent offering period, subject to the applicable rules and regulations of the SEC, Purchaser may elect to extend its offer to purchase Shares beyond the scheduled Expiration Date for a subsequent offering period of not less than three business days nor more than 20 business days (the “Subsequent Offering Period”), to meet the objective that there be validly tendered, in accordance with the terms of the Offer, prior to the expiration of the Offer (as so extended) and not withdrawn a number of Shares which, together with Shares then owned by Parent and Purchaser, represents at least 90% of the then outstanding Shares on a diluted basis (as calculated in accordance with the Merger Agreement). Shares tendered during the Subsequent Offering Period may not be withdrawn. Any election by Purchaser to include a Subsequent Offering Period may be effected by Purchaser giving oral or written notice of the Subsequent Offering Period to the Depositary. If Purchaser decides to include a Subsequent Offering Period, it will make a public announcement to that effect on the next business day after the previously scheduled Expiration Date.

     Shares may be withdrawn pursuant to the procedures described in Section 4 of the Offer to Purchase at any time prior to 12:00 Midnight, New York City time, on January 16, 2008 (or the latest time and date upon which the Offer, if extended by Purchaser, shall expire). Shares that are tendered may also be withdrawn at any time after February 16, 2008, unless accepted for payment on or before that date. If Purchaser elects to include a Subsequent Offering Period, Shares tendered during the Subsequent Offering Period may not be withdrawn. For the withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. Withdrawn Shares may be re-tendered in the Offer, however, by following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the expiration of the Offer. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and bidding.
     The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.
     The Company has provided Purchaser with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder lists and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
     The receipt of cash in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended. For a description of certain U.S. federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase. All stockholders should consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws.

     The Offer to Purchase and the related Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.
     Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at Purchaser’s expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent, the Depositary and the Dealer Manager as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. To confirm delivery of Shares, stockholders are directed to contact the Depositary at (201) 680-4860.
The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders Call Toll-Free: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833
The Dealer Manager for the Offer is:
Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY 10036
(877) 247-9865
December 18, 2007

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